                                                                     Exhibit 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SOUTHERN STAR CENTRAL CORP.


         Southern Star Central Corp. (the "Corporation") is a corporation organized and existing under and by virtue of the Delaware General Corporation Law. Pursuant to the provisions of Section 228, Section 242 and Section 245 of the Delaware General Corporation Law, the Corporation adopts the following Second Amended and Restated Certificate of Incorporation (this "Amended and Restated Certificate"). The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on September 11, 2002 and an Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 21, 2003 (the "Existing Certificate of Incorporation").

         This Second Amended and Restated Certificate, which restates, integrates and further amends the Existing Certificate of Incorporation in its entirety, was duly adopted as of August 7, 2003, in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the "DGCL"). The provisions of the Existing Certificate of Incorporation are hereby further amended and restated, such amendment and restatement to be effective on August 7, 2003, to read in their entirety as follows:


                                    ARTICLE 1

                                      NAME

           The name of the Corporation is Southern Star Central Corp.

                                    ARTICLE 2

                                REGISTERED OFFICE

         The address of the Corporation's registered office in the State of Delaware is 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle (zip code 19808). The name of the Corporation's registered agent at such address is Corporation Service Company.

                                    ARTICLE 3

                                     PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.




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                                      -2-

                                    ARTICLE 4

                                  CAPITAL STOCK

         The total number of shares of all classes of stock that the Corporation shall have authority to issue is 11,000,000, consisting solely of:

         10,000,000 shares of common stock, par value $.01 per share (the "Common Stock"); and

         1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which--

         2,000 shares are hereby designated as Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"); and

         2,000 shares are hereby designated as Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock").

         The following is a statement of the designations, powers, privileges and rights, and the qualifications, limitations and restrictions, in respect of each class of capital stock of the Corporation.

A.       PREFERRED STOCK

         All references to any sections contained within this Part A of Article 4 shall be deemed to be references to other sections also within this Part A of
Article 4.

         Subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Corporation's Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

         Subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, authority is hereby granted to the Corporation's Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, but subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, the resolution or




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                                      -3-

resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by law.

         Notwithstanding anything to the contrary contained herein, nothing in this Amended and Restated Certificate shall in any manner adversely affect the rights of the Lenders under the Credit Agreement.

         Section 1.        Dividends.

                  (a) Series A Preferred Stock. From and after August 7, 2003 until the second anniversary of the Series A Preferred Issuance Date, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, and the Board of Directors shall declare for each share of Series A Preferred Stock held by such holder in preference to the holders of any and all other classes of capital stock of the Corporation, including the Series B Preferred Stock and the Common Stock, to be paid out of any funds legally available therefor, cumulative preferential dividends payable in cash (the "Series A Cash Dividends"), at the rate per annum of nine and one-quarter percent (9.25%) of the Series A Preferred Share Issuance Amount (the "Series A Cash Dividend Rate"). From and after the second anniversary of the Series A Preferred Issuance Date, the Series A Cash Dividend Rate shall decrease from nine and one-quarter percent (9.25%) to eight and one quarter percent (8.25%). The Series A Cash Dividend Rate shall be subject to adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change affecting the Series A Preferred Stock. In the case of shares of Series A Preferred Stock issued after the Series A Preferred Issuance Date, the amount of Series A Dividends payable on the next Series A Dividend Payment Date shall be pro-rated.

                  In addition, the holders of outstanding shares of Series A Preferred Stock shall also be entitled, in preference to the holders of any and all other classes of capital stock of the Corporation, including the Series B Preferred Stock and the Common Stock, to receive, and the Board of Directors shall declare for each share of Series A Preferred Stock held by such holder, cumulative dividends payable in kind in additional shares of Series A Preferred Stock ("Series A PIK Dividends" and referred to collectively with the Series A Cash Dividends as the "Series A Dividends") at the rate per annum of four percent (4%) on the Outstanding Series A Shares (the "Series A PIK Dividend Rate"), which shall be issued unless capital is not legally available therefor.

                  Series A Dividends shall accrue daily and be cumulative on each outstanding share of Series A Preferred Stock and shall compound and be payable semi-annually, in arrears on May 15 and November 15 of each year (each such date, a "Series A Dividend Payment Date"), with the first Series A Dividends after the Series A Preferred Issuance Date covering the period from the Series A Preferred Issuance Date to the first Series A Dividend Payment Date.

                  (b) Series B Preferred Stock. From and after August 7, 2003 until the second anniversary of the Series B Preferred Issuance Date, the holders of outstanding shares of




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                                      -4-

         Series B Preferred Stock shall be entitled to receive, and the Board of Directors shall declare for each share of Series B Preferred Stock held by such holder in preference to the holders of any and all other classes of capital stock of the Corporation, including the Common Stock, but only after all accrued and unpaid Series A Dividends, Annual Mandatory Series A Redemption and any Optional Series A Redemption and any Special Mandatory Series A Redemption have been paid in full, out of any funds legally available therefor, cumulative preferential dividends payable in cash (the "Series B Cash Dividends"), at the rate per annum of nine and one-quarter percent (9.25%) of the Series B Preferred Share Issuance Amount (the "Series B Cash Dividend Rate"). From and after the second anniversary of the Series B Preferred Issuance Date, the Series B Cash Dividend Rate shall decrease from nine and one-quarter percent (9.25%) to eight and one quarter percent (8.25%). The Series B Cash Dividend Rate shall be subject to adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change affecting the Series B Preferred Stock. In the case of shares of Series B Preferred Stock issued after the Series B Preferred Issuance Date, the amount of Series B Cash Dividends payable on the next Series B Dividend Payment Date shall be pro-rated.

                  Series B Cash Dividends shall accrue daily and be cumulative on each outstanding share of Series B Preferred Stock and shall compound and be payable semi-annually, in arrears on May 15 and November 15 of each year (each such date, a "Series B Dividend Payment Date"), with the first Series B Cash Dividends after the Series B Preferred Issuance Date covering the period from the Series B Preferred Issuance Date to the first Series B Dividend Payment Date.

                  (c) Accrual. Dividends on each share of Series A Preferred Stock and Series B Preferred Stock will accrue from and including the Series A Preferred Issuance Date or Series B Preferred Issuance Date, as the case may be, to and including the date on which the Series A Preferred Liquidation Preference Amount or the Series B Preferred Liquidation Preference Amount, as the case may be (plus all then accrued but unpaid dividends thereon) of such share is paid in full with respect to a liquidation, dissolution or winding-up of the Corporation within the meaning of Section 2 hereof or the date on which the Redemption Price is paid with respect to a redemption as provided in Section 3 hereof, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, provided, that, all Series A Dividends shall be paid in preference and priority to the payment of any dividends on any other series of Preferred Stock, including the Series B Preferred Stock, or on the Common Stock.

                  Except as provided below with respect to shares of Series A Preferred Stock issued pursuant to a Series A PIK Dividend, the date on which the Corporation initially issues any share of Series A Preferred Stock or Series B Preferred Stock, as the case may be, will be deemed to be the Series A Preferred Issuance Date or Series B Preferred Issuance Date, as the case may be, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. With respect to




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                                      -5-

         any shares of Series A Preferred Stock issued pursuant to a Series A PIK Dividend, the first day of the fiscal quarter following the applicable series dividend payment date giving rise to such Series A PIK Dividend shall be deemed to be the Series A Preferred Issuance Date, regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

                  (d) Dividend Shortfall. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock or the Series B Preferred Stock, such dividends shall be paid, first, ratably among the holders of the Series A Preferred Stock based upon the aggregate but unpaid dividends on the shares of Series A Preferred Stock held by each such holder and, second, (but only after payment in full of all accrued dividends on the Series A Preferred Stock, any Optional Series A Redemption, any Special Mandatory Series A Redemption or any Annual Mandatory Series A Redemption) ratably among the holders of the Series B Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Series B Preferred Stock held by each such holder.

                  (e) Series A PIK Dividends. If necessary, fractional shares of Series A Preferred Stock, may be issued in connection with any Series A PIK Dividend so that exact payment can be made to each holder of shares of Series A Preferred Stock of all accrued and unpaid dividends that are payable on any Series A Dividend Payment Date in respect of such holder's shares of Series A Preferred Stock, provided, that, any such fractional shares shall be rounded to the nearest one-hundredth of a share. All shares (including any fractional shares) of Series A Preferred Stock, issued pursuant to a Series A PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. Dividends with respect to such additional shares of Series A Preferred Stock, issued as a Series A PIK Dividend shall accrue from the date such Series A Preferred Stock is required to be issued (whether or not capital was available therefor) pursuant to
         Section 1(c) hereof at the rates and be due and payable on the Series A Dividend Payment Dates, and on the other terms set forth in this
         Section 1.

         Section 2.        Liquidation Preference.

                  (a) Series A Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (each such event being hereinafter referred to as a "Liquidation Event"), holders of Series A Preferred Stock then outstanding shall be entitled to receive, for each share of Series A Preferred Stock, in preference to the holders of any and all other classes of capital stock of the Corporation, including the Series B Preferred Stock and the Common Stock, payment, out of the assets of the Corporation available for distribution to stockholders, of an amount equal to the price per share in cash equal to the Series A Preferred Share Issuance Amount, plus accrued and unpaid dividends on the Series A Preferred Stock since the Series A Preferred Issuance Date through and including, the date fixed for liquidation, dissolution or winding-up (the "Series A Preferred Liquidation Preference Amount"), before any distribution is made on the Common Stock or Series B Preferred Stock. The Series A Preferred Liquidation




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                                      -6-

         Preference Amount shall be subject to adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change affecting the Series A Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the Series A Liquidation Preference Amount, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation with respect to their shares of Series A Preferred Stock in any distribution of assets of the Corporation.

                  (b) Series B Preferred Stock. Upon any Liquidation Event, holders of Series B Preferred Stock then outstanding shall be entitled to receive, for each share of Series B Preferred Stock, in preference to the holders of any and all other classes of capital stock of the Corporation, including the Common Stock, but only after payment of the Series A Preferred Liquidation Preference Amount, payment, out of the assets of the Corporation available for distribution to stockholders, of an amount equal to the price per share in cash equal to the Series B Preferred Share Issuance Amount plus accrued and unpaid dividends on the Series B Preferred Stock since the Series B Preferred Issuance Date through and including, the date fixed for liquidation, dissolution or winding-up (the "Series B Preferred Liquidation Preference Amount"), before any distribution is made on the Common Stock. The Series B Preferred Liquidation Preference Amount shall be subject to adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change affecting the Series B Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the Series B Liquidation Preference Amount, the holders of shares of Series B Preferred Stock shall not be entitled to any further participation with respect to their shares of Series B Preferred Stock in any distribution of assets of the Corporation.

                  (c) Distributions in Cash. Subject to Sections 2(a) and 2(b) hereof, the liquidation preference for each series of Preferred Stock shall in all events be paid in cash.

         Section 3.        Redemption

                  (a)      Redemption of the Series A Preferred Stock

                           (i) Redemption by the Corporation. Except as
                  otherwise provided herein, the Corporation shall not have the right to redeem the outstanding shares of Series A Preferred Stock (the "Outstanding Series A Shares") at any time prior to January 21, 2008. The Corporation may redeem the Outstanding Series A Shares (A) at




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                                      -7-

                  any time following January 21, 2008, or (B) in the event that a Change of Control occurs at any time after January 21, 2006 and the Majority Series A Preferred Holder elects not to cause a Special Mandatory Series A Redemption to occur pursuant to
                  Section 3(a)(ii) hereof, in any case, at its sole option, in whole or in part, out of funds legally available therefor (an "Optional Series A Redemption"), at a per share redemption price payable in cash equal to (x) the Series A Preferred Share Issuance Amount (subject to adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change affecting the Series A Preferred Stock), plus (y) all accumulated, accrued and unpaid dividends on the Series A Preferred Stock to be redeemed (the "Series A Redemption Price"); provided, that, the Series A Redemption Price in the event of an Optional Series A Redemption shall also include a payment by the Corporation to the Holders of the Series A Preferred Stock of an amount equal to the excess of (i) the present value of all remaining unpaid Maximum Annual Mandatory Series A Redemption Amounts pursuant to
                  Section 3(a)(iii) with respect to the amount of the Series A Preferred Stock being redeemed (excluding any shares of Series A Preferred Stock issued as Series A PIK Dividends), plus all cash dividends to be accrued and paid on such shares hereunder (excluding any dividends payable on any shares of Series A Preferred Stock issued as Series A PIK Dividends), discounted at the Series A Discount Rate over (ii) the amount of the Series A Preferred Stock being redeemed (excluding shares of Series A Preferred Stock already obtained from the issuance of Series A PIK Dividends).

                           (ii) Special Mandatory Redemption. Subject to the
                  restrictions on redemption set forth in Section 3(a)(iv) below, the Corporation shall redeem one hundred percent (100%) of the Outstanding Series A Shares at the earliest to occur of
                  (A) a bankruptcy of, or any other event of insolvency with respect to the Corporation or (B) at the option of the Majority Series A Preferred Holder, a Change of Control, at a per share redemption price payable in cash equal to the Series A Redemption Price (any such event, a "Special Mandatory Series A Redemption").

                           (iii) Annual Mandatory Redemption. On an annual basis
                  commencing on November 15, 2007, the Corporation shall redeem to the extent funds are available (after taking into account reasonable reserves as determined by an affirmative vote or resolution of at least two-thirds of the Corporation's Board of Directors), up to 20% (the "Maximum Annual Series A Redemption Amount") of the then Outstanding Series A Shares at the Series A Redemption Price; provided, that, in the event that the Corporation shall fail to redeem the Maximum Annual Series A Redemption Amount in any year, the Corporation shall redeem the amount of such shortfall in subsequent years to the extent funds are released from such reserves or funds are otherwise available ("Annual Mandatory Series A Redemption").

                           (iv) Insufficient Funds. Any redemption of the Series
                  A Preferred Stock shall be accomplished out of funds legally available for such purpose. No redemption shall be made if prohibited by law. In addition, and notwithstanding anything to the contrary contained herein, the Corporation shall be obligated to redeem the Series A Preferred Stock in the event of a Special Mandatory Series A Redemption or Annual




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                                      -8-

                  Mandatory Series A Redemption, as set forth in Sections 3(a)(ii) and 3(a)(iii) respectively, only to the extent that the Corporation is permitted to make such redemption (and pay the redemption price therefor) under the Credit Agreement. If the Corporation shall fail on the date of any Special Mandatory Series A Redemption or Annual Mandatory Series A Redemption, as applicable, because it lacks legally available funds to discharge its obligation to redeem outstanding shares of Series A Preferred Stock on such date (the "Mandatory Series A Redemption Obligation"), it shall redeem as much of the outstanding Series A Preferred Stock as soon thereafter as the Corporation shall have funds legally available and the Mandatory Series A Redemption Obligation shall be discharged upon the actual funding to the holders of all amounts required to discharge such Mandatory Series A Redemption Obligation.

                           (v) If fewer than all of the Series A Preferred Stock
                  at the time issued and outstanding are to be redeemed pursuant to any provision of this Section 3, such shares shall be redeemed from the holders of Series A Preferred Stock pro rata based on their respective holdings of such shares. In no event shall the shares originally issued to ASC Central, LLC, pursuant to the Series A Preferred Purchase Agreement represent less than a majority of the outstanding shares of Series A Preferred Stock as a result of any redemption pursuant to this Section 3 or issuance of Series A PIK Dividends pursuant to Section 1 hereto.

                           (vi) Redemption Notice. Notice of any redemption of
                  the Series A Preferred Stock (a "Series A Redemption Notice") shall be mailed at least fifteen (15) but not more than sixty
                  (60) calendar days prior to the date fixed for redemption to each holder of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation; provided, that, in the event of a Special Mandatory Redemption pursuant to Section 3(a)(ii), the date fixed for such redemption shall be no later than the date on which the event of bankruptcy, other insolvency or Change of Control occurs. The Series A Redemption Notice shall (A) notify such holders of the redemption by the Corporation of such shares, (B) disclose the Series A Redemption Price and the amount of shares of Series A Preferred Stock to be redeemed, (C) state that dividends shall cease to accumulate on the date of redemption unless the Corporation defaults in the payment of the Series A Redemption Price and (D) set forth the place or places where such shares of Series A Preferred Stock are to be surrendered for payment of the redemption. In order to facilitate any redemption of the Series A Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock to be redeemed, which shall not be less than fifteen (15) nor more than sixty (60) calendar days prior to the date fixed for such redemption; provided, that, in the event of a Special Mandatory Redemption pursuant to Section 3(a)(ii), the date fixed for such redemption shall be no later than the date on which the event of bankruptcy, other insolvency or Change of Control occurs.

                           (vii) Mechanics of Redemption. On or after the
                  redemption date specified in any Series A Redemption Notice, each holder of shares of Series A Preferred Stock called to be redeemed shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in the Series A Redemption Notice and




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                                      -9-

                  shall then be entitled to receive payment of the Series A Redemption Price for each such share. If fewer than all the shares represented by one share certificate are to be redeemed, the Corporation shall issue a new share certificate for the shares not redeemed.

                           (viii) No Reissuance of Series A Preferred Stock. No
                  share or shares of Series A Preferred Stock acquired by the Corporation by reason of any redemption shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

                           (ix) Priority on Redemption. All shares of Series A
                  Preferred Stock shall be redeemed in preference to any redemption of shares of Series B Preferred Stock or any other capital stock of the Corporation.

                  (b)      Redemption of the Series B Preferred Stock

                           (i) Redemption by the Corporation. Except as
                  otherwise provided herein, the Corporation shall not have the right to redeem the outstanding shares of Series B Preferred Stock (the "Outstanding Series B Shares") at any time prior to January 21, 2008. The Corporation may redeem Outstanding Series B Shares (A) at any time following January 21, 2008 or
                  (B) in the event that a Change of Control occur at any time after January 21, 2006 and the Majority Series B Preferred Holders elect not to cause a Special Mandatory Series B Redemption to occur pursuant to Section 3(b)(ii) hereof, in any case, at its sole option, in whole or in part, out of funds legally available therefor (an "Optional Series B Redemption"), at a per share redemption price payable in cash equal to (x) the Series B Preferred Share Issuance Amount (subject to adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change affecting the Series B Preferred Stock), plus (y) all accumulated, accrued and unpaid dividends on the Series B Preferred Stock to be redeemed (the "Series B Redemption Price"); provided, that, the Series B Redemption Price in the event of an Optional Series B Redemption shall also include a payment by the Corporation to the Holders of the Series B Preferred Stock of an amount equal to the excess of (i) the present value of all remaining unpaid Maximum Annual Mandatory Series B Redemption Amounts pursuant to Section 3(b)(iii) with respect to the amount of the Series B Preferred Stock being redeemed, plus all cash dividends to be accrued and paid on such shares hereunder, discounted at the Series B Discount Rate over (ii) the amount of the Series B Preferred Stock being redeemed.

                           (ii) Special Mandatory Redemption. Subject to the
                  restrictions on redemption set forth in Section 3(b)(iv) below, the Corporation shall redeem one hundred percent (100%) of the Outstanding Series B Shares at the earliest to occur of
                  (A) a bankruptcy of, or any other event of insolvency with respect to the Corporation or (B) at the option of the Majority Series B Preferred Holder, a Change of Control, at a per share Series B Redemption Price payable in cash equal to the Series B Redemption Price (any such event, a "Special Mandatory Series B Redemption").




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                                      -10-

                           (iii) Annual Mandatory Redemption. On an annual basis
                  commencing on November 15, 2007, the Corporation shall redeem to the extent funds are available (after taking into account reasonable reserves as determined by an affirmative vote or resolution of at least two-thirds of the Corporation's Board of Directors), up to 20% (the "Maximum Annual Series B Redemption Amount") of the then Outstanding Series B Shares at the Series B Redemption Price; provided, that, in the event that the Corporation shall fail to redeem the Maximum Annual Series B Redemption Amount in any year, the Corporation shall redeem the amount of such shortfall in subsequent years to the extent funds are released from such reserves or funds are otherwise available ("Annual Mandatory Series B Redemption").

                           (iv) Insufficient Funds. Any redemption of the Series
                  B Preferred Stock shall be accomplished out of funds legally available for such purpose. No redemption shall be made if prohibited by law. In addition, and notwithstanding anything to the contrary contained herein, the Corporation shall be obligated to redeem the Series B Preferred Stock in the event of a Special Mandatory Series B Redemption or Annual Mandatory Series B Redemption, as set forth in Sections 3(b)(ii) and 3(b)(iii) respectively, only to the extent the Corporation is permitted to make such redemption (and pay the redemption price therefor) under the Credit Agreement. If the Corporation shall fail on the date of any Special Mandatory Series B Redemption or Annual Mandatory Series B Redemption, as applicable, because it lacks legally available funds to discharge its obligation to redeem outstanding shares of Series B Preferred Stock on such date (the "Mandatory Series B Redemption Obligation"), it shall redeem as much of the outstanding Series B Preferred Stock as soon thereafter as the Corporation shall have funds legally available, and the Mandatory Series B Redemption Obligation shall be discharged upon the actual funding to the holders of all amounts required to discharge such Mandatory Series B Redemption Obligation.

                           (v) If fewer than all of the Series B Preferred Stock
                  at the time issued and outstanding are to be redeemed, the shares shall be redeemed from the holders of Series B Preferred Stock pro rata based on their respective holdings of such shares.

                           (vi) Redemption Notice. Notice of any redemption of
                  the Series B Preferred Stock (a "Series B Redemption Notice") shall be mailed at least fifteen (15) but not more than sixty
                  (60) calendar days prior to the date fixed for redemption to each holder of Series B Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation; provided, that, in the event of a Special Mandatory Redemption pursuant to Section 3(b)(ii), the date fixed for such redemption shall be no later than the date on which the event of bankruptcy, other insolvency or Change of Control occurs. The Series B Redemption Notice shall (A) notify such holders of the redemption by the Corporation of such shares, (B) disclose the Series B Redemption Price and the amount of shares of Series B Preferred Stock to be redeemed, (C) state that dividends shall cease to accumulate on the date of redemption unless the Corporation defaults in the payment of the Series A Redemption Price and (D) set forth the place or places where such shares of Series B Preferred Stock are to be surrendered for payment of the redemption. In order to facilitate any redemption of the Series B Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series B Preferred Stock to be redeemed, which shall not be less than fifteen (15) nor more than sixty (60) calendar days prior to the date fixed for such redemption; provided, that, in the event of a Special Mandatory Redemption pursuant to Section 3(b)(ii), the date fixed for such redemption shall be no later than the date on which the event of bankruptcy, other insolvency or Change of Control occurs.

                           (vii) Mechanics of Redemption. On or after the
                  redemption date specified in any Series B Redemption Notice, each holder of shares of Series B Preferred Stock called to be redeemed shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in the Series B Redemption Notice and shall then be entitled to receive payment of the Series B Redemption Price for each such share. If fewer than all the shares represented by one share certificate are to be redeemed, the Corporation shall issue a new share certificate for the shares not redeemed.

                           (viii) No Reissuance of Series B Preferred Stock. No
                  share or shares of Series B Preferred Stock acquired by the Corporation by reason of any redemption shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series B Preferred Stock accordingly.

                           (ix) Priority on Redemption. No shares of Series B
                  Preferred Stock shall be redeemed if any Series A Dividends shall have accrued and be unpaid or if the Corporation shall not have redeemed shares of Series A Preferred Stock when required under Section 3(a) hereof.

         Section 4.   Voting Rights and Protective Provisions

                  (a) General. The holders of shares of Preferred Stock shall have no voting rights, except as required by non-waivable provisions of DGCL and as hereinafter provided in this Section 4.

                  (b) Series A Preferred Stock. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, without the affirmative vote or consent of holders of shares of Series A Preferred Stock representing more than 50% of the Outstanding Series A Shares (the "Majority Series A Preferred Holder"), voting or consenting, as the case may be, as one class:

                           (i) create, sell, issue or authorize the creation of,
                  sale of, or the issuance of, any additional class or series of capital stock, or shares of any existing class or series of capital stock, or any other securities, in each case, with rights, preferences or privileges that are superior to, or on parity with, the rights, preferences or privileges of Series A Preferred Stock, including with respect to any one or more of liquidation, dividends or redemption rights.

                           (ii) amend its certificate of incorporation or
                  by-laws, such consent not to be unreasonably withheld if such amendment would not, in the judgment of the holders of a majority of the shares of Series A Preferred Stock, be adverse to the rights and preferences of the holders of the Series A Preferred Stock;

                           (iii) become subject to any agreement (other than the
                  Credit Documents), that would restrict the Corporation's performance of its obligations under the terms of the certificate of incorporation, the by-laws or the Series A Preferred Purchase Agreement;

                           (iv) declare or pay any dividends or make any
                  distributions in cash, securities or other property with respect to any of its shares of capital stock, or purchase, redeem or otherwise acquire any shares of the Corporation's capital stock or any securities convertible into the Corporation's capital stock other than as required or permitted by the terms of the Series A Preferred Stock and the Series B Preferred Stock; provided, that, any Subsidiary of the Corporation may declare, pay or make dividends or distributions to other subsidiaries of Corporation and to the Corporation; provided, further, that, the Corporation shall be permitted to pay the dividend described in the July 2003 Letter Agreement in accordance with the terms thereof;

                           (v) alter or change the rights, preferences or
                  privileges of, or increase or decrease the authorized number of, the Series A Preferred Stock;

                           (vi) subject to the May 2003 Letter Agreement and the
                  July 2003 Letter Agreement, enter into or effect any agreement to perform management services substantially similar to those specified in the Management Services Agreement;

                           (vii) materially and adversely to the Corporation
                  change the terms of the Transition Services Agreement, dated as of November 15, 2002, between The Williams Companies, Inc. and the Corporation (which shall not include a termination of such agreement in accordance with its terms); provided, however, that no such vote or consent of the Majority Series A Preferred Holder shall be required under this Section 4(b)(vii) in the event that (A) a payment default under the Credit Agreement has occurred and has not been waived and is continuing, or (B) an event of default under the Credit Agreement has occurred and the requisite Lenders have accelerated payment of at least $20 million of the outstanding obligations under the Credit Agreement as a result of such event described in this clause (b)(vii)(B);

                           (viii) institute any proceedings for insolvency,
                  bankruptcy, liquidation, dissolution or winding-up;

                           (ix) make any sale of assets or material acquisition
                  of assets or equity or material expenditures, in each of the foregoing cases in excess of $20 million individually or in the aggregate with any sales of assets, material acquisitions of assets or equity or material expenditures, as the case may be, conducted as part of the same transaction (other than any such acquisitions or expenditures set forth in the annual budget and business plan for any fiscal year), such consent not to be unreasonably withheld or delayed; provided, however, that with respect to sales of assets only, no such vote or consent of the Majority Series A Preferred Holder shall be required under this Section 4(b)(ix) in the event that (A) a payment default under the Credit Agreement has occurred and has not been waived and is continuing, (B) an event of default under the Credit Agreement has occurred as the result of a breach of a financial covenant contained in the Credit Agreement or of a covenant contained in the Credit Agreement with respect to indebtedness, liens, restricted payments, capital expenditures, investments or lines of business (provided, that, in each case of a breach of a covenant in the Credit Agreement with respect to lines of business, the vote or consent of the Majority Series A Preferred Holder shall not be required only with respect to sales of those assets or equity that were acquired in violation of any such covenant), which event of default in each of the foregoing cases has not been waived and is continuing, or (C) an event of default under the Credit Agreement has occurred and the requisite Lenders have accelerated payment of at least $20 million of the outstanding obligations under the Credit Agreement as a result of such event described in this clause (b)(ix)(C);

                           (x) make any capital expenditures in excess of 115%
                  of aggregate capital expenditures set forth in the annual budget and business plan of the Corporation for any fiscal year, such consent not be unreasonably withheld or delayed;

                           (xi) approve any annual budget and business plan for
                  any fiscal year if (A) such annual budget or business plan does not contemplate payment in full of the Series A Cash Dividends for the fiscal year applicable to such budget and business plan or (B) immediately prior to approval by the Board of Directors of such annual budget and business plan, any Series A Cash Dividends are in arrears; provided, however, that in the event that the Majority Series A Preferred Holder fails to provide its approval or disapproval of such proposed annual budget and business plan for any such fiscal year within thirty (30) days of delivery thereof by the Corporation, the Majority Series A Preferred Holder shall be deemed to have approved such annual budget and business plan; provided, further, that if the Majority Series A Preferred Holder objects to such proposed annual budget and business plan within thirty (30) days of delivery thereof, the annual budget and business plan for such fiscal year shall be the annual budget and business plan from the prior fiscal year until all disputes with respect to the proposed annual budget and business plan are resolved in accordance with Section
                  11.13 of the Series A Preferred Purchase Agreement, at which time the annual budget and business plan for such fiscal year shall be the budget and business plan confirmed in accordance with such section of the Series A Preferred Purchase Agreement;

                           (xii) incur any indebtedness in excess of $25 million
                  individually or in the aggregate (other than the Permanent Debt Financing), including in connection with the issuance of any convertible debt securities (and any such convertible debt securities issued by the Corporation that shall be convertible into equity securities ranking junior in all respects to the Series A Preferred Stock), refinance any existing indebtedness in excess of $25 million individually or in the aggregate (other than the Permanent Debt Financing), or amend the terms of any agreement (including any loan documents) relating to the interest rate, amortization schedule or final maturity date of any indebtedness in excess of $25 million individually or in the aggregate (including the Credit Agreement (but excluding (A) any amendment to the Original Credit Agreement to extend the final maturity date thereunder for up to six (6) months and (B) any amendments to the Original Credit Agreement entered into in connection with the Permanent Debt Financing, in each case, which shall not require the consent of the Majority Series A Preferred Holder) and the Permanent Debt Financing);

                           (xiii) enter into or effect any single affiliated
                  party transaction in excess of $1 million, other than any transactions entered into on an arms-length basis on commercially reasonable terms and other than the Permanent Debt Financing;

                           (xiv) enter into or effect any voting agreement other
                  than the Shareholders Agreement and other than the Credit Documents;

                           (xv) enter into or effect any equity financings if
                  the proceeds thereof are used to pay dividends on the Series A Preferred Shares (other than the Contingent Equity Facility);

                           (xvi) issue any convertible debt securities;

                           (xvii) waive any transfer restrictions on any shares
                  of capital stock or grant any waiver or agree to any modifications to the rights of any Shareholder or holder of Series A Preferred Stock under the Shareholders Agreement; or

                           (xviii) agree to do any of the foregoing.


                  Notwithstanding anything to the contrary contained herein, but subject to Section 3 and Section 4(c) hereof, in no event shall the Corporation require the consent of the Majority Series A Preferred Holder or any other holder of Series A Preferred Stock to consummate a Change of Control.

                  (c) Special Board Event. Upon a Special Board Event, and only during such time as such Special Board Event shall remain uncured, the Majority Series A Preferred Holder shall be entitled to appoint a sufficient number of designees such that the appointees of the Majority Series A Preferred Holder shall constitute a majority of the Corporation's Board of Directors, and the number of directors constituting the entire Board of Directors shall be immediately increased to accommodate such increase. Upon cure of the Special Board Event, the directors appointed pursuant to this Section 4(c) by the Majority Series A Preferred Holder shall promptly resign or be removed to effectuate such resignation. The Corporation and the Corporation's Board of Directors shall take all action necessary to effect such designation to the Board of Directors (including, without limitation, increasing the size of the Board of Directors and/or removing directors).

                  (d) Series B Preferred Stock. Except as expressly provided herein or as required by law, so long as shares of the Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of shares of Series B Preferred Stock representing more than 50% of the Outstanding Series B Shares

         (the "Majority Series B Preferred Holder"), voting or consenting, as the case may be, as one class:

                  (i) alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or

                  (ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series B Preferred Stock.

         Section 5.  Conversion

         The shares of Preferred Stock shall not be convertible into shares of Common Stock or any other security of the Corporation.

         Section 6.  Ranking.

         To the extent and manner provided in this Part A, Article 4, the Series A Preferred Stock shall rank senior to the Series B Preferred Stock, the Common Stock and, any other class or series of capital stock of the Corporation including, for the avoidance of doubt, any equity securities exercisable for, convertible into or exchangeable for the Common Stock such as options, warrants, and other purchase rights therefore in each case with respect to the payment of dividends, redemption rights and the distribution of assets upon liquidation, dissolution or winding up.

         Section 7.  Exclusion of Other Rights and Remedies.

         Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Amended and Restated Certificate. The shares of Preferred Stock shall have no preemptive or subscription rights other than as may be provided in the Shareholders Agreement.

         Section 8.  No Dilution or Impairment.

         The Corporation will not, by amendment of this Amended and Restated Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment.

         Section 9.  Notices of Record Date.

         In the event of:

         (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

         (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

         (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding-up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

         Section 10. Inspection Right. Upon written request by any Holder of the Corporation's capital stock, the Corporation shall make available to such Holder for inspection at the principal offices of the Corporation, the Credit Agreement, the Series A Preferred Purchase Agreement and any other document referred to herein, each as currently in effect at such time.

B.       COMMON STOCK

         Section 1. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         Section 2. Liquidation. Upon the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

         Section 3. Voting Rights. Except as otherwise required by law, the holders of each share of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each such share held.


                                    ARTICLE 5

         The Corporation is to have a perpetual existence.

                                    ARTICLE 6

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, or repeal the By-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate, but the stockholders may make additional By-laws and may alter, amend or repeal any By-law whether adopted by them or otherwise.


                                    ARTICLE 7

                                 INDEMNIFICATION

         The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of another Corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her, whether or not the Corporation would have the power to indemnify him or her against such liability pursuant to this
Article 7. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorney's fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of the Corporation of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing portion of this Section by the stockholders of the Corporation shall not adversely effect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                    ARTICLE 8

                            COMPROMISE OR ARRANGEMENT
                               AND REORGANIZATION

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If at least a majority of the number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

                                    ARTICLE 9

                                  MISCELLANEOUS

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

                  A. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                  B. The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.


                                   ARTICLE 10

                               CERTAIN DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Article 10 shall have, for all purposes of this Amended and Restated Certificate, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).


         "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person; provided, that, for purposes of this definition, "control" (including, with correlative meanings, the terms

"controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

         "Amended and Restated Certificate" has the meaning set forth in the first paragraph of the recitals hereof.

         "Annual Mandatory Series A Redemption" has the meaning set forth in
Article 4, Part A, Section 3(a)(iii).

         "Annual Mandatory Series B Redemption" has the meaning set forth in
Article 4, Part A, Section 3(b)(iii).

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

         "Change of Control" means (i) any transaction or other occurrence as a result of which Highstar shall cease to own at least fifty percent (50%) of the economic interest in, or the voting power of, the Common Stock of the Corporation or, if the Corporation is not the surviving or resulting entity of such transaction, the common stock of the entity surviving or resulting from such transaction, except to the extent any such occurrence results from the exercise of the warrant issued pursuant to the Series A Preferred Purchase Agreement, or (ii) the sale, transfer, lease, assignment or other disposal of all or substantially all of the assets of the Corporation.

         "Common Stock" has the meaning set forth in Article 4.

         "Contingent Equity Facility" means the equity facility established to fund certain cash flow deficits of the Corporation, issued as Series B Preferred Stock.

         "Corporation" means Southern Star Central Corp.

         "Credit Agreement" means the Original Credit Agreement, or any credit or loan agreement, note purchase agreement or indenture entered into in connection with the Permanent Debt Financing, as such credit or loan agreement, note purchase agreement or indenture may be amended, supplemented, amended and restated or otherwise modified from time to time.

         "Credit Documents" means the Credit Agreement and all security agreements, pledge agreements, guarantees, account control agreements and other ancillary documents entered into in connection with the Original Credit Agreement or the Permanent Debt Financing, in each case, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "DGCL" has the meaning set forth in the second paragraph of the recitals hereof.

         "Discount Rate Percentage" shall equal 3.00%.

         "Economic Interest" shall mean the right to receive dividends and other distributions with respect to the ownership of capital stock of the Corporation.

         "Existing Certificate of Incorporation" has the meaning set forth in the first paragraph of the recitals hereof.

         "Holder" means a person who holds capital stock of the Corporation.

         "July 2003 Letter Agreement" means the letter agreement, dated as of July 31, 2003, by and among the Corporation, ASC Central, LLC and Highstar, regarding certain financing transactions and other matters.

         "Lenders" has the meaning set forth in the Credit Agreement.

         "Liquidation Event" has the meaning set forth in Article 4, Part A,
Section 2(a).

         "Majority Series A Preferred Holder" has the meaning set forth in
Article 4, Part A, Section 4(b).

         "Majority Series B Preferred Holder" has the meaning set forth in
Article 4, Part A, Section 4(d).

         "Management Services Agreement" means that certain Management Services Agreement, dated as of November 20, 2002, by and among the Corporation and Southern Union Company and certain Affiliates of Southern Union Company, as the same may be amended from time to time.

         "Mandatory Series A Redemption Obligation" means a Special Mandatory Series A Redemption or an Annual Mandatory Series A Redemption.

         "Mandatory Series B Redemption Obligation" means a Special Mandatory Series B Redemption or an Annual Mandatory Series B Redemption.

         "Maximum Annual Series A Redemption Amount" has the meaning set forth in Article 4, Part A, Section 3(a)(iii).

         "Maximum Annual Series B Redemption Amount" has the meaning set forth in Article 4, Part A, Section 3(b)(iii).

         "May 2003 Letter Agreement" means the letter agreement, dated as of May 9, 2003, by and among the Corporation, AIG Highstar Capital, L.P. and ASC Central, LLC regarding the termination of the Management Services Agreement.

         "Optional Series A Redemption" has the meaning set forth in Article 4, Part A, Section 3(a)(i).

         "Optional Series B Redemption" has the meaning set forth in Article 4, Part A, Section 3(b)(i).

          "Original Credit Agreement" means the Credit Agreement, dated as of November 15, 2002, among the Corporation, various lenders thereto, and WestLB, as Administrative Agent, as the same may be amended from time to time.

         "Outstanding Series A Shares" has the meaning set forth in Article 4, Part A, Section 3(a)(i).

         "Outstanding Series B Shares" has the meaning set forth in Article 4, Part A, Section 3(b)(i).

         "Permanent Debt Financing" means the indebtedness incurred or to be incurred by the Corporation and/or its Subsidiaries as described in the July 2003 Letter Agreement and including all guarantees, indemnitees and other obligations entered into by the Corporation and/or its Subsidiaries in connection therewith.

         "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" has the meaning set forth in Article 4.

          "Securities Act" means the Securities Act of 1933, as amended.

         "Series A Cash Dividend Rate" has the meaning set forth in Article 4, Part A, Section 1(a).

         "Series A Cash Dividends" has the meaning set forth in Article 4, Part A, Section 1(a).

         "Series A Discount Rate" means on any date, a rate per annum equal to the rate of interest on United States treasury securities with a maturity equal to the weighted average life to maturity of the Series A Preferred Stock (based on 20% redemption per annum commencing on the fifth anniversary of the Series A Preferred Issuance Date) plus the Discount Rate Percentage.

         "Series A Dividends" has the meaning set forth in Article 4, Part A,
Section 1(a).

         "Series A Dividend Payment Date" has the meaning set forth in Article 4, Part A, Section 1(a).

         "Series A PIK Dividend Rate" has the meaning set forth in Article 4, Part A, Section 1(a).

         "Series A PIK Dividends" has the meaning set forth in Article 4, Part A, Section 1(a).

         "Series A Preferred Issuance Date" means, with respect to any particular share of Series A Preferred Stock, except as otherwise provided in
Section 1(c), the date on which such share of Series A Preferred Stock (prior to the issuance of any Series A PIK Dividends) is originally issued.

         "Series A Preferred Liquidation Preference Amount" has the meaning set forth in Article 4, Part A, Section 2(a).

         "Series A Preferred Purchase Agreement" means that certain Securities Purchase Agreement, dated as of January 21, 2003, by and between ASC Central, LLC and the Corporation.

         "Series A Preferred Share Issuance Amount" means $100,000 per share.

         "Series A Preferred Stock" has the meaning set forth in Article 4.

         "Series A Redemption Notice" has the meaning set forth in Article 4, Part A, Section 3(a)(vi).

         "Series A Redemption Price" has the meaning set forth in Article 4, Part A, Section 3(a)(i).

         "Series B Cash Dividend Rate" has the meaning set forth in Article 4, Part A, Section 1(b).

         "Series B Cash Dividends" has the meaning set forth in Article 4, Part A, Section 1(b).

         "Series B Discount Rate" means on any date, a rate per annum equal to the rate of interest on United States treasury securities with a maturity equal to the weighted average life to maturity of the Series B Preferred Stock (based on 20% redemption per annum commencing on the fifth anniversary of the Series B Preferred Issuance Date) plus the Discount Rate Percentage.

         "Series B Dividend Payment Date" has the meaning set forth in Article 4, Part A, Section 1(b).

         "Series B Preferred Share Issuance Amount" means $100,000 per share.

         "Series B Preferred Issuance Date" means, except as otherwise provided in Section 1(c), the date on which the shares of Series B Preferred Stock are originally issued.

         "Series B Preferred Liquidation Preference Amount" has the meaning set forth in Article 4, Part A, Section 2(b).

         "Series B Redemption Notice" has the meaning set forth in Article 4, Part A, Section 3(b)(vi).

         "Series B Redemption Price" has the meaning set forth in Article 4, Part A, Section 3(b)(i).

         "Series B Preferred Stock" has the meaning set forth in Article 4.

         "Shareholders Agreement" means that certain Shareholders Agreement, dated as of January 21, 2003, by and among the Corporation, AIG Highstar Capital, L.P., and ASC Central, LLC, as the same may be amended from time to time.

         "Special Board Event" means (i) a failure by the Corporation to pay the Series A Cash Dividends in accordance with Article 4, Part A, Section 1 for four consecutive semi-annual periods, which failure is not cured within fifteen (15) days of written notice thereof, (ii) a breach by the Corporation of any of the terms of Article 4, Part A herein, the Series A Preferred Purchase Agreement or the Shareholders Agreement, which breach has a material adverse effect on the Holders of Series A Preferred Stock, and which breach is not cured within fifteen (15) days of written notice thereof, (iii) an event of default (as defined in the Credit Agreement or with respect to any other indebtedness in excess of $25 million in principal amount) has occurred and is continuing, or
(iv) a Change of Control has occurred and within fifteen (15) days thereafter, the Corporation has not redeemed the Series A Preferred Stock in accordance with
Article 4, Part A, Section 3(a)(ii) (unless the Majority Series A Preferred Holder has elected not to be redeemed upon such Change of Control pursuant to
Article 4, Part A, Section 3(a)(ii)); provided, however, that in the event that the Corporation proceeds with the Permanent Debt Financing on the terms proposed by WestLB, pursuant to the Term Sheet, dated as of January 9, 2003, but (by reason of the invocation by WestLB of its rights under the section therein entitled "Market and Structure Flex" or otherwise) such financing would have a material adverse effect on the amount of cash available to the Corporation to pay Series A Cash Dividends, as compared to the amount of cash that would be so available if such refinancing had been effected in accordance with the terms originally proposed (without giving effect to the provision entitled "Market and Structure Flex") and the original Majority Series A Preferred Holder advises the Corporation that, in its opinion, such financing should not be so effected on such terms, but the Corporation proceeds with such refinancing notwithstanding such objections by the original Majority Series A Preferred Holder, then, from and after such date, a "Special Board Event" shall occur if the Corporation shall fail to pay Series A Cash Dividends in accordance with Article 4, Part A,
Section 1 herein for two consecutive semi-annual periods instead of four such periods as referred to in clause (i) above.

         "Special Mandatory Series A Redemption" has the meaning set forth in
Article 4, Part A, Section 3(a)(ii).

         "Special Mandatory Series B Redemption" has the meaning set forth in
Article 4, Part A, Section 3(b)(ii).

         "Subsidiary" means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof).

         "WestLB" means WestLB AG, New York Branch.

IN WITNESS WHEREOF, I have hereunto met my hand and seal, the 7th day of August, 2003.

                                                 SOUTHERN STAR CENTRAL CORP.



                                                 By:/s/ Christopher H. Lee
                                                   -----------------------------
                                                 Name:  Christopher H. Lee
                                                 Title: President



Signature Page to Amended and Restated Certificate of Incorporation